SCHEDULE 14A

                            SCHEDULE 14A INFORMATION
                      Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary  Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive  Additional  Materials
[ ] Soliciting  Material  Pursuant  to ss.240.14a-12


                               CEL-SCI CORPORATION
                         ------------------------------
                (Name of Registrant as Specified In Its Charter)


                    William T. Hart - Attorney for Registrant
               --------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3)

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

         ----------------------------------------------------------------

    2) Aggregate number of securities to which transaction applies:

         ----------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

         ----------------------------------------------------------------

                               CEL-SCI CORPORATION
                                8229 Boone Blvd.
                                    Suite 802
                             Vienna, Virginia 22l82
                                 (703) 506-9460

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD June 25, 2013

To the Shareholders:

      Notice is hereby given that the annual meeting of the shareholders of CEL-SCI Corporation ("CEL-SCI") will be held at 4820-C Seton Drive, Baltimore, MD 21215, on June 25, 2013 at 10:30 a.m. local time, for the following purposes:

(1) to elect the directors who shall constitute CEL-SCI's Board of Directors for the ensuing year;

(2) to approve the adoption of CEL-SCI's 2013 Non-Qualified Stock Option Plan which provides that up to 20,000,000 shares of common stock may be issued upon the exercise of options granted pursuant to the Non-Qualified Stock Option Plan;

(3) to approve the adoption of CEL-SCI's Amended and Restated Articles of Incorporation;

(4) subject to the determination of CEL-SCI's directors that a reverse split would be in the best interest of CEL-SCI's shareholders, to approve a reverse split of CEL-SCI's common stock. A condition of the reverse stock split is that the ratio of the reverse split will be determined by CEL-SCI's Board of Directors, provided that, in any case, the reverse split ratio will not be greater than 10 for 1. The Board of Directors may elect not to proceed with a stock split without further action by the shareholders;

(5) subject to the determination of CEL-SCI's directors that an increase in CEL-SCI's authorized capital would be in the best interest of CEL-SCI's shareholders, to approve an amendment to CEL-SCI's Articles of Incorporation such that CEL-SCI would be authorized to issue up to 800,000,000 shares of common stock. The Board of Directors may elect not to proceed with increasing CEL-SCI's authorized capital without further action by the shareholders;

(6) to ratify the appointment of BDO USA, LLP as CEL-SCI's independent registered public accounting firm for the fiscal year ending September 30, 2013;

    to transact such other business as may properly come before the meeting.

      May 1, 2013 is the record date for the determination of shareholders entitled to notice of and to vote at such meeting. Shareholders are entitled to one vote for each share held. As of May 1, 2013 there were 309,234,293 outstanding shares of CEL-SCI's common stock.

                                      CEL-SCI CORPORATION


May 1, 2013                           Geert R. Kersten, Chief Executive Officer



The Board of Directors solicits the enclosed proxy. Your vote is important no matter how large or small your holdings. To assure your representation at the meeting, please vote promptly.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on June 25, 2013. This Proxy Statement and our Form 10-K are available at:
www.irdirect.net/cvm/sec_filings/


--------------------------------------------------------------------------------
            If you need additional copies of this Proxy Statement or the enclosed proxy card, or if you have other questions about the proposals or how to vote your shares, you may contact our proxy solicitor:

                                ADVANTAGE PROXY
                 (877) 870-8565 (toll free) or (206) 870-8565
--------------------------------------------------------------------------------









      PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ATTACHED PROXY CARD,
                AND SIGN, DATE AND RETURN THE PROXY CARD, OR VOTE
                        VIA THE INTERNET OR BY TELEPHONE

                    TO SAVE THE COST OF FURTHER SOLICITATION,
                              PLEASE VOTE PROMPTLY

 PROXY SUMMARY


You are cordially invited to attend the Annual Meeting of Shareholders of CEL-SCI Corporation to be held on Tuesday, June 25, 2013 at 10:30 am local time at 4820-C Seton Drive in Baltimore, MD 21215.

The Company is asking shareholder to approve six proposals. Three of these proposals, numbers 1, 2 and 6, are relatively routine in that they have been part of the Annual Meeting agendas every year since 2000.

The other three proposals, numbers 3, 4 and 5, are not routine and are extremely important to the Company's future.

If we do not get 50% of all of the outstanding shares to vote on proposals 3, 4 and 5 they will fail and CEL-SCI's ability to structure the financing for the Phase 3 trial may be severely limited. PLEASE VOTE IN FAVOR TODAY!

The First Proposal is the election of directors. The Second Proposal is to approve an increase in the number of shares available for issuance under the Company's Non-Qualified Stock Option Plan. The Sixth Proposal is to approve the selection of the Company's auditors for the next fiscal year.

The Third Proposal is asking shareholders to approve the Company's Amended and Restated Articles of Incorporation. The Company was incorporated in Colorado in 1983. Since its incorporation, the Company's Articles of Incorporation have been amended on over 20 occasions. The adoption of the Amended and Restated Articles of Incorporation will not add any new provisions to the Company's Articles of Incorporation, but rather will remove a number of provisions which are unnecessary, outdated, or in conflict with Colorado's Business Corporation Act.

The Fourth Proposal concerns authorization granted by the shareholders to the Company's Board of Directors to implement a proposed reverse stock split, if the Board determines it to be in the best interests of CEL-SCI's shareholders. Shareholders gave this authorization to the Board of Directors in 2008 and 2009 and the Board elected not to proceed with a reverse split in those years. The primary reason to give this authority to the Board of Directors again is to give the Company more flexibility and options in the financing of the ongoing Phase 3 clinical trial. If the Board were to institute a reverse split, the primary reason for the reverse split stock would be to increase the trading price of the Company's common stock, by reducing the number of the Company's outstanding shares. This is important because many institutional investors and brokers cannot buy stocks that are at the levels where the Company is currently trading. Having the Company stock trade at a higher level would potentially increase the number of purchasers for the stock.

The Fifth Proposal involves an increase in the Company's authorized capitalization. The Company is presently authorized to issue 600,000,000 shares of common stock. As of March 31, 2013, the Company had 309,234,293 outstanding shares of common stock. Approximately 152,000,000 additional shares could be issued upon the conversion of outstanding promissory notes, or the exercise of outstanding options and warrants.

Due to the lack of any significant revenues, the Company has relied upon proceeds from the private sales of its common stock, as well as securities convertible into common stock, to meet its funding requirements.

The Company needs to increase its authorized shares of common stock to accommodate the additional shares which may be issued if all outstanding options, warrants and convertible securities were exercised or converted and to allow the Company to raise additional capital through the sale of common stock or securities convertible into common stock. If this proposal is not approved, management's ability to finance the ongoing Phase 3 clinical trial may be severely limited.

Although the Fourth and Fifth Proposals are admittedly inconsistent with each other, shareholders are requested to adopt both proposals so as to give the Company the greatest flexibility in structuring its capitalization and thereby improving its ability to raise future capital on attractive terms.

If the proposal to reverse split the Company's common stock and the proposal to increase the Company's authorized capitalization are both approved, the Company's Board of Directors reserves the right to determine which of the following will be in the best interest of the Company's stockholders:

     o    adopt the proposal to reverse  split the  Company's  common  stock;
     o    adopt the proposal to increase the Company's authorized capital;
     o    adopt both proposals; or
     o    adopt neither proposal.

You can find more information on these proposals in the Company's proxy materials filed at http://www.envisionreports.com/CVM.

        The Board of Directors recommends a "FOR" vote on all proposals.

Regardless of the number of shares you own, it is important that they be represented at the annual shareholders meeting. Your vote matters to us and we need your support.

     PLEASE VOTE YOUR SHARES NOW SO YOUR VOTE CAN BE COUNTED WITHOUT DELAY.

          IF YOUR SHARES ARE HELD BY YOUR BROKER, YOUR BROKER WILL NOT VOTE YOUR SHARES IF HE/SHE DOES NOT RECEIVE INSTRUCTIONS FROM YOU.

You still have time to vote by telephone or the internet. For telephone voting please call the toll free number shown on the front of your voting instruction form. To vote by internet please go to www.proxyvote.com. There is a control number on the front of your voting instruction form. Please have the control number ready when you call or log on and then follow the easy step-by-step instructions.

              YOUR PARTICIPATION IS IMPORTANT - PLEASE VOTE TODAY!

If you have any questions relating to the shareholders meeting, voting your shares, or need to request additional proxy materials, you may call our proxy solicitation advisors Advantage Proxy toll-free at 877-870-8565 or 206-870-8565 between the hours of 9:00 a.m. and 9:00 p.m. Eastern Time, Monday through Friday.

                           We appreciate your support.

  IF YOU HAVE RECENTLY MAILED YOUR PROXY OR CAST YOUR VOTE BY PHONE OR OVER THE
         INTERNET, PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST

                               CEL-SCI CORPORATION
                                8229 Boone Blvd.
                                    Suite 802
                             Vienna, Virginia 22l82
                                 (703) 506-9460

                                 PROXY STATEMENT


    The accompanying proxy is solicited by CEL-SCI's directors for voting at the annual meeting of shareholders to be held on June 25, 2013, and at any and all adjournments of such meeting. If the proxy is executed and returned, it will be voted at the meeting in accordance with any instructions, and if no specification is made, the proxy will be voted for the proposals set forth in the accompanying notice of the annual meeting of shareholders. Shareholders who execute proxies may revoke them at any time before they are voted, either by writing to CEL-SCI at the address shown above or in person at the time of the meeting. Additionally, any later dated proxy will revoke a previous proxy from the same shareholder. This proxy statement was posted on the CEL-SCI's website on or about May 10, 2013.

    There is one class of capital stock outstanding. Provided a quorum consisting of one-third of the shares entitled to vote is present at the meeting, the affirmative vote of a majority of the shares of common stock voting in person or represented by proxy is required to elect directors. Cumulative voting in the election of directors is not permitted. The adoption of the other proposals to come before the meeting will require the approval of the holders of a majority of CEL-SCI's outstanding shares.

      Shareholders are being asked at the annual meeting to adopt a proposal to reverse split CEL-SCI's common stock and at the same time, to adopt a proposal to increase CEL-SCI's authorized capitalization. Although these proposals are admittedly inconsistent with each other, shareholders are requested to adopt both proposals so as to give CEL-SCI the greatest flexibility in structuring its capitalization and thereby improving its ability to raise future capital on attractive terms.

      If the proposal to reverse split CEL-SCI's common stock and the proposal to increase CEL-SCI's authorized capitalization are both approved, CEL-SCI's board of directors reserves the right to determine which of the following will be in CEL-SCI's best interest or the best interest of CEL-SCI's stockholders:

     o    adopt the proposal to reverse split CEL-SCI's common stock,
     o    adopt the proposal to increase CEL-SCI's authorized capital,
     o    adopt both proposals, or
     o    adopt neither proposal

     Shares of CEL-SCI's common stock represented by properly executed proxies that reflect abstentions or "broker non-votes" will be counted as present for purposes of determining the presence of a quorum at the annual meeting. "Broker non-votes" represent shares held by brokerage firms in "street-name" with respect to which the broker has not received instructions from the customer or otherwise does not have discretionary voting authority. Abstentions and broker non-votes will not be counted as having voted against the proposals to be considered at the meeting.

PRINCIPAL SHAREHOLDERS

    The following table lists, as of May 1, 2013, the shareholdings of (i) each person owning beneficially 5% or more of CEL-SCI's common stock (ii) each officer who received compensation in excess of $100,000 during CEL-SCI's most recent fiscal year and (iii) all officers and directors as a group. Unless otherwise indicated, each owner has sole voting and investment powers over his shares of common stock.

Name and Address                   Number of Shares (1)    Percent of Class (3)
----------------                   ----------------        ----------------

Maximilian de Clara                   6,998,689                   2.2%
Bergstrasse 79
6078 Lungern,
Obwalden, Switzerland

Geert R. Kersten                     10,406,746(2)                3.3%
8229 Boone Blvd., Suite 802
Vienna, VA  22182

Patricia B. Prichep                   3,491,839                   1.1%
8229 Boone Blvd., Suite 802
Vienna, VA  22182

Eyal Talor, Ph.D.                     2,265,150                   0.7%
8229 Boone Blvd., Suite 802
Vienna, VA  22182

Daniel H. Zimmerman, Ph.D.            1,876,217                   0.6%
8229 Boone Blvd., Suite 802
Vienna, VA  22182

John Cipriano                           681,000                   0.2%
8229 Boone Blvd., Suite 802
Vienna, VA  22182

Alexander G. Esterhazy                1,245,489                  0.45%
20 Chemin du Pre-Poiset
CH-1253 Vandoeuvres
Geneva, Switzerland

C. Richard Kinsolving, Ph.D.          1,421,247                   0.5%
P.O. Box 20193
Bradenton, FL 34204-0193

Peter R. Young, Ph.D.                 1,287,757                   0.4%
5458 Beacon Hill Drive
Frisco, TX 75034

All Officers and Directors           29,674,134                   8.9%
as a Group (9 persons)


(1) Includes shares issuable prior to July 31, 2013 upon the exercise of options or warrants granted to the following persons:

                                          Options or Warrants Exercisable
      Name                                    Prior to July 31, 2013

      Maximilian de Clara                           6,747,555
      Geert R. Kersten                              6,583,009
      Patricia B. Prichep                           2,552,296
      Eyal Talor, Ph.D.                             1,752,719
      Daniel Zimmerman                              1,459,000
      John Cipriano                                   681,000
      Alexander G. Esterhazy                        1,012,332
      C. Richard Kinsolving, Ph.D.                  1,119,000
      Peter R. Young, Ph.D.                         1,014,999

(2) Amount includes shares held in trust for the benefit of Mr. Kersten's minor children. Geert R. Kersten is the stepson of Maximilian de Clara.

(3) Amount includes shares referred to in (1) above but excludes shares which may be issued upon the exercise or conversion of other options, warrants and other convertible securities previously issued by CEL-SCI.

ELECTION OF DIRECTORS

      Unless the proxy contains contrary instructions, it is intended that the proxies will be voted for the election of the current directors listed below to serve as members of the Board of Directors until the next annual meeting of shareholders and until their successors shall be elected and shall qualify.

      All current directors have consented to stand for re-election. In case any nominee shall be unable or shall fail to act as a director by virtue of an unexpected occurrence, the proxies may be voted for such other person or persons as shall be determined by the persons acting under the proxies in their discretion.

    Information concerning CEL-SCI's officers and directors follows:

Name                     Age   Position
-----                    ---   ---------

Maximilian de Clara       82   Director and President
Geert R. Kersten, Esq.    54   Director, Chief Executive Officer and Treasurer
Patricia B. Prichep       61   Senior Vice President of Operations and Corporate
                                  Secretary
Dr. Eyal Talor            56   Chief Scientific Officer
Dr. Daniel H. Zimmerman   71   Senior Vice President of Research, Cellular
                                  Immunology
John Cipriano             70   Senior Vice President of Regulatory Affairs
Alexander G. Esterhazy    70   Director
Dr. C. Richard Kinsolving 76   Director
Dr. Peter R. Young        67   Director

      The directors of CEL-SCI serve in such capacity until the next annual meeting of CEL-SCI's shareholders and until their successors have been duly elected and qualified. The officers of CEL-SCI serve at the discretion of CEL-SCI's directors.

      Mr. Maximilian de Clara, by virtue of his position as an officer and director of CEL-SCI, may be deemed to be the "parent" and "founder" of CEL-SCI as those terms are defined under applicable rules and regulations of the SEC.

      All of CEL-SCI's directors have served as directors for a significant period of time. Consequently, their long-standing experience with CEL-SCI benefits both CEL-SCI and its shareholders.

      The principal occupations of CEL-SCI's officers and directors, during the past several years, are as follows:

     Maximilian de Clara has been a Director of CEL-SCI since its inception in March l983, and has been President of CEL-SCI since July l983. Prior to his affiliation with CEL-SCI, and since at least l978, Mr. de Clara was involved in the management of his personal investments and personally funding research in the fields of biotechnology and biomedicine. Mr. de Clara attended the medical school of the University of Munich from l949 to l955, but left before he received a medical degree. During the summers of l954 and l955, he worked as a research assistant at the University of Istanbul in the field of cancer research. For his efforts and dedication to research and development in the fight against cancer and AIDS, Mr. de Clara was awarded the "Pour le Merit" honorary medal of the Austrian Military Order "Merito Navale" as well as the honor cross of the Austrian Albert Schweitzer Society. Based on Mr. de Clara's background and more than 30 years of experience serving as the President of CEL-SCI, CEL-SCI believes that he has the expertise necessary to continue to serve on the board of directors.

     Geert Kersten has served in his current leadership role at CEL-SCI since 1995. Mr. Kersten has been with CEL-SCI from the early days of its inception since 1987. He has been involved in the pioneering field of cancer immunotherapy for over two decades and has successfully steered CEL-SCI through many challenging cycles in the biotechnology industry. Mr. Kersten also provides CEL-SCI with significant expertise in the fields of finance and law and has a unique vision of how CEL-SCI's Multikine product could potentially change the way cancer is treated. Prior to CEL-SCI, Mr. Kersten worked at the law firm of Finley & Kumble and worked at Source Capital, an investment banking firm located in McLean, VA. He is a native of Germany, graduated from Millfield School in England, and completed his studies in the US. Mr. Kersten received his Undergraduate Degree in Accounting and an M.B.A. from George Washington University, and a law degree (J.D.) from American University in Washington, DC. Mr. Kersten's experience overseeing the financing and research and development of CEL-SCI for over 25 years qualifies him to continue to serve on CEL-SCI's board of directors.

      Patricia B. Prichep joined CEL-SCI in 1992 and has been CEL-SCI's Senior Vice President of Operations since March 1994. Between December 1992 and March 1994, Ms. Prichep was CEL-SCI's Director of Operations. Ms. Prichep became CEL-SCI's Corporate Secretary in May 2000. She is responsible for all day-to-day operations of CEL-SCI, including human resources and is the liaison with CEL-SCI's independent registered public accounting firm for financial reporting. From June 1990 to December 1992, Ms. Prichep was the Manager of Quality and Productivity for the NASD's Management, Systems and Support Department. She was responsible for the internal auditing and work flow analysis of operations. Between 1982 and 1990, Ms. Prichep was Vice President and Operations Manager for Source Capital, Ltd. She handled all operations and compliance for Source Capital and was licensed as a securities broker. Ms. Prichep received her B.A. from the University of Bridgeport in Connecticut.

     Eyal Talor, Ph.D. joined CEL-SCI in October 1993. In October 2009, Dr. Talor was promoted to Chief Scientific Officer. Between this promotion and March of 1994 he was the Senior Vice President of Research and Manufacturing. He is a clinical immunologist with over 19 years of hands-on management of clinical research and drug development for immunotherapy application (pre-clinical to Phase III), in the biopharmaceutical industry. His expertise includes; biopharmaceutical R&D and Biologics product development, GMP (Good Manufacturing Practices) manufacture, Quality Control testing, and the design and building of GMP manufacturing and testing facilities. He served as Director of Clinical Laboratories (certified by the State of Maryland) and has experience in the design of clinical trials (Phase I - III) and GCP (Good Clinical Practices) requirements. He also has broad experience in the different aspects of biological assay development, analytical methods validation, raw material specifications, and QC (Quality Control) tests development under FDA/GMP, USP, and ICH guidelines. He has extensive experience in the preparation of documentation for IND and other regulatory submissions. His scientific area of expertise encompasses immune response assessment. He is the author of over 25 publications and has published a number of reviews on immune regulations in relation to clinical immunology. Before coming to CEL-SCI, he was Director of R&D and Clinical Development at CBL, Inc., Principal Scientist - Project Director, and Clinical Laboratory Director at SRA Technologies, Inc. Prior to that he was a full time faculty member at The Johns Hopkins University, Medical Intuitions; School of Public Health. He has invented technologies which are covered by two US patents; one on Multikine's composition of matter and method of use in cancer, and one on a platform Peptide technology (`Adapt') for the treatment of autoimmune diseases, asthma, allergy, and transplantation rejection. He also is responsible for numerous product and process inventions as well as a number of pending US and PCT patent applications. He received his Ph.D. in Microbiology and Immunology from the University of Ottawa, Ottawa, Ontario, Canada, and had post-doctoral training in clinical and cellular immunology at The John Hopkins University, Baltimore, Maryland, USA. He holds an Adjunct Associate teaching position at the Johns Hopkins University Medical Institutions.

      Daniel H. Zimmerman, Ph.D. was CEL-SCI's Senior Vice President of Cellular Immunology between 1996 and December 2008 and again since November 2009. He joined CEL-SCI in January 1996 as the Vice President of Research, Cellular Immunology. Dr. Zimmerman founded CELL-MED, Inc. and was its president from 1987-1995. From 1973-1987, Dr. Zimmerman served in various positions at Electronucleonics, Inc. His positions included: Scientist, Senior Scientist, Technical Director and Program Manager. Dr Zimmerman held various teaching positions at Montgomery College between 1987 and 1995. Dr. Zimmerman has invented technologies which are covered by over a dozen US patents as well as many foreign equivalent patents. He is the author of over 40 scientific publications in the area of immunology and infectious diseases. He has been awarded numerous grants from NIH and DOD. From 1969-1973, Dr. Zimmerman was a Senior Staff Fellow at NIH. For the following 25 years, he continued on at NIH as a guest worker. Dr. Zimmerman received a Ph.D. in Biochemistry in 1969, and a Masters in Zoology in 1966 from the University of Florida as well as a B.S. in Biology from Emory and Henry College in 1963.

      John Cipriano was CEL-SCI's Senior Vice President of Regulatory Affairs between March 2004 and December 2008 and again since October 2009. Mr. Cipriano brings to CEL-SCI over 30 years of experience with both biotech and pharmaceutical companies. In addition, he held positions at the United States Food and Drug Administration (FDA) as Deputy Director, Division of Biologics Investigational New Drugs, Office of Biologics Research and Review and was the Deputy Director, IND Branch, Division of Biologics Evaluation, Office of Biologics. Mr. Cipriano completed his B.S. in Pharmacy from the Massachusetts College of Pharmacy in Boston, Massachusetts and his M.S. in Pharmaceutical Chemistry from Purdue University in West Lafayette, Indiana.

      Alexander G. Esterhazy has been a Director of CEL-SCI since December 1999 and has been an independent financial advisor since November 1997. Between July 1991 and October 1997, Mr. Esterhazy was a senior partner of Corpofina S.A. Geneva, a firm engaged in mergers, acquisitions and portfolio management. Between January 1988 and July 1991, Mr. Esterhazy was a managing director of DG Bank in Switzerland. During this period Mr. Esterhazy was in charge of the Geneva, Switzerland branch of the DG Bank, founded and served as Vice President of DG Finance (Paris) and was the President and Chief Executive Officer of DG-Bourse, a securities brokerage firm. Mr. Esterhazy brings extensive financial expertise that is valuable to CEL-SCI. His knowledge and experience with respect to finance matters gives him the necessary qualifications to continue to serve on the board of directors.

     C. Richard Kinsolving, Ph.D. has been a Director of CEL-SCI since April 2001. Since February 1999, Dr. Kinsolving has been the Chief Executive Officer of BioPharmacon, a pharmaceutical development company. Between December 1992 and

February 1999, Dr. Kinsolving was the President of Immuno-Rx, Inc., a company engaged in immuno-pharmaceutical development. Between December 1991 and September 1995, Dr. Kinsolving was President of Bestechnology, Inc. a nonmedical research and development company producing bacterial preparations for industrial use. Dr. Kinsolving received his Ph.D. in Pharmacology from Emory University
(1970), his Masters degree in  Physiology/Chemistry  from Vanderbilt  University
(1962),  and his Bachelor's degree in Chemistry from Tennessee Tech.  University
(1957). Dr. Kinsolving has extensive research and drug development experience, oncology expertise, and broad scientific knowledge as well business experience. His knowledge and experience with respect to the biotechnology, pharmaceutical and healthcare industries qualifies him to continue to serve on CEL-SCI's board of directors, audit committee and compensation committee.

      Peter R. Young, Ph.D. has been a Director of CEL-SCI since August 2002. Dr. Young has been a senior executive within the pharmaceutical industry in the United States and Canada for most of his career. Over the last 20 years he has primarily held positions of Chief Executive Officer or Chief Financial Officer and has extensive experience with acquisitions and equity financings. Since November 2001, Dr. Young has been the President of Agnus Dei, LLC, which acts as a partner in an organization managing immune system clinics which treat patients with diseases such as cancer, multiple sclerosis and hepatitis. Since January 2003, Dr. Young has been the President and Chief Executive Officer of SRL Technology, Inc., a company involved in the development of pharmaceutical (drug) delivery systems. Between 1998 and 2001, Dr. Young was the Chief Financial Officer of Adams Laboratories, Inc. Dr. Young received his Ph.D. in Organic Chemistry from the University of Bristol, England (1969), and his Bachelor's degree in Honors Chemistry, Mathematics and Economics also from the University of Bristol, England (1966). CEL-SCI believes Dr. Young's extensive knowledge of the life sciences industry, coupled with his business acumen and financial expertise, gives him the qualifications and skills to serve as a director, the chair of the audit committee and a member of CEL-SCI's compensation committee.

      All of CEL-SCI's officers devote substantially all of their time to CEL-SCI's business.

      CEL-SCI's Board of Directors does not have a "leadership structure", as such, since each director is entitled to introduce resolutions to be considered by the Board and each director is entitled to one vote on any resolution considered by the Board. CEL-SCI's Chief Executive Officer is not the Chairman of CEL-SCI's Board of Directors.

      CEL-SCI's Board of Directors has the ultimate responsibility to evaluate and respond to risks facing CEL-SCI. CEL-SCI's Board of Directors fulfills its obligations in this regard by meeting on a regular basis and communicating, when necessary, with CEL-SCI's officers.

     Alexander G. Esterhazy, Dr. C. Richard Kinsolving and Dr. Peter R. Young are independent directors as that term is defined in section 803 of the listing standards of the NYSE MKT.

     CEL-SCI's Board of Directors met four times during the fiscal year ended September 30, 2012. All of the Directors attended these meetings, either in person or by telephone conference call, with the exception of Mr. de Clara who was in attendance for three of these meetings. In addition, the Board of Directors had a number of informal telephonic meetings during the course of the year.

      CEL-SCI has adopted a Code of Ethics which is applicable to CEL-SCI'S principal executive, financial, and accounting officers and persons performing similar functions. The Code of Ethics is available on CEL-SCI's website, located at www.cel-sci.com.

      If a violation of this code of ethics act is discovered or suspected, the Senior Officer must (anonymously, if desired) send a detailed note, with relevant documents, to CEL-SCI's Audit Committee, c/o Dr. Peter Young, 5458 Beacon Hill Drive, Frisco, TX 75034.

      For purposes of electing directors at its annual meeting CEL-SCI does not have a nominating committee or a committee performing similar functions. CEL-SCI's Board of Directors does not believe a nominating committee is necessary since CEL-SCI's Board of Directors is small and the Board of Directors as a whole performs this function. The nominees to the Board of Directors are selected by a majority vote of CEL-SCI's independent directors.

      CEL-SCI does not have any policy regarding the consideration of director candidates recommended by shareholders since a shareholder has never recommended a nominee to the Board of Directors and under Colorado law, any shareholder can nominate a person for election as a director at the annual shareholders' meeting. However, CEL-SCI's Board of Directors will consider candidates recommended by shareholders. To submit a candidate for the Board of Directors the shareholder should send the name, address and telephone number of the candidate, together with any relevant background or biographical information, to CEL-SCI's Chief Executive Officer, at the address shown on the cover page of this proxy statement. The Board has not established any specific qualifications or skills a nominee must meet to serve as a director. Although the Board does not have any process for identifying and evaluating director nominees, the Board does not believe there would be any differences in the manner in which the Board evaluates nominees submitted by shareholders as opposed to nominees submitted by any other person.

      CEL-SCI does not have a policy with regard to Board member's attendance at annual meetings. All Board members, with the exception of Maximilian de Clara and Alexander Esterhazy, attended the last annual shareholder's meeting held on May 18, 2012.

     Holders of CEL-SCI's common stock can send written communications to CEL-SCI's entire Board of Directors, or to one or more Board members, by addressing the communication to "the Board of Directors" or to one or more directors, specifying the director or directors by name, and sending the communication to CEL-SCI's offices in Vienna, Virginia. Communications addressed to the Board of Directors as whole will be delivered to each Board member. Communications addressed to a specific director (or directors) will be delivered to the director (or directors) specified.

     Security holder communications sent specified Board members or not sent to the Board of Directors as a whole are not relayed to Board members.

Executive Compensation
----------------------

Compensation Discussion and Analysis

      This Compensation Discussion and Analysis (CD&A) outlines CEL-SCI's compensation philosophy, objectives and process for its executive officers. This CD&A includes information on how compensation decisions are made, the overall objectives of CEL-SCI's compensation program, a description of the various components of compensation that are provided, and additional information pertinent to understanding CEL-SCI's executive officer compensation program.

      The Compensation Committee determines the compensation of CEL-SCI's Chief Executive Officer and President and delegates to the Chief Executive Officer the responsibility to determine the base salaries of all other officers, other than himself, under the constraints of an overall limitation on the total amount of compensation to be paid to them.

Compensation Philosophy

      CEL-SCI's compensation philosophy extends to all employees, including executive officers, and is designed to align employee and shareholder interests. The philosophy's objective is to pay fairly based upon the employee's position, experience and individual performance. Employees may be rewarded through additional compensation when CEL-SCI meets or exceeds targeted business objectives. Generally, under CEL-SCI's compensation philosophy, as an employee's level of responsibility increases, a greater portion of his or her total potential compensation becomes contingent upon annual performance.

        A substantial portion of an executive's compensation incorporates performance criteria that support and reward achievement of CEL-SCI's long term business goals.

     The fundamental principles of CEL-SCI's compensation philosophy are described below:

     o Market-driven. Compensation programs are structured to be competitive both in their design and in the total compensation that they offer.

     o    Performance-based.   Certain  officers  have  some  portion  of  their
          incentive compensation linked to CEL-SCI's performance. The application of performance measures as well as the form of the reward may vary depending on the employee's position and responsibilities.

     Based on a review of its compensation programs, CEL-SCI does not believe that such programs encourage any of its employees to take risks that would be likely to have a material adverse effect on CEL-SCI. CEL-SCI reached this conclusion based on the following:

     o The salaries paid to employees are consistent with the employees' duties and responsibilities.

     o Employees who have high impact relative to the expectations of their job duties and functions are rewarded.

     o CEL-SCI retains employees who have skills critical to its long term success.

Review of Executive Officer Compensation

      CEL-SCI's current policy is that the various elements of the compensation package are not interrelated in that gains or losses from past equity incentives are not factored into the determination of other compensation. For instance, if options that are granted in a previous year have an exercise price which is below the market price of CEL-SCI's common stock, , the Committee does not take that circumstance into consideration in determining the amount of the options or restricted stock to be granted the next year. Similarly, if the options or restricted shares granted in a previous year become extremely valuable, the Committee does not take that into consideration in determining the options or restricted stock to be awarded for the next year.

      CEL-SCI does not have a policy with regard to the adjustment or recovery of awards or payments if relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.

Components of Compensation--Executive Officers

      CEL-SCI's executive officers are compensated through the following three components:

     o    Base Salary

     o    Long-Term Incentives (stock options and/or grants of stock)

     o    Benefits

      These components provide a balanced mix of base compensation and compensation that is contingent upon each executive officer's individual performance. A goal of the compensation program is to provide executive officers with a reasonable level of security through base salary and benefits. CEL-SCI wants to ensure that the compensation programs are appropriately designed to encourage executive officer retention and motivation to create shareholder value. The Compensation Committee believes that CEL-SCI's stockholders are best served when CEL-SCI can attract and retain talented executives by providing compensation packages that are competitive but fair.

     In past years, base salaries, benefits and incentive compensation opportunities were generally targeted near the median of general survey market data derived from indices covering similar biotech/pharmaceutical companies. The companies included Achillion Pharmaceuticals, Inc., Acura Pharmaceutical, Inc., Alimera Sciences, Inc., Agenus Inc., ARCA biopharma (ARCA Discovery), Cadence Pharmaceuticals, Inc., Chelsea Therapeutics, Inc., Cortex Pharmaceuticals, Inc., EpiCept Corp., IGI Laboratories Inc., NeurogesX, Inc., Orexigen Therapeutics Inc., Pharmacyclics, Inc., SCOLR Pharma, Inc., StemCells, Inc., Psychemedics

Corporation, Nabi Biopharmaceuticals, NuPathe Inc., POZEN, Inc., Synta Pharmaceuticals, Sunesis Pharmaceuticals, CytRx Corporation, Novavax, and Ziopharm Oncology. CEL-SCI has not used third party consultants to provide it with recommendations or reports.

Base Salaries

      Base salaries generally have been targeted to be competitive when compared to the salary levels of persons holding similar positions in other pharmaceutical companies and other publicly traded companies of comparable size. Each executive officer's respective responsibilities, experience, expertise and individual performance are considered.

      A further consideration in establishing compensation for the senior employees is their long term history with CEL-SCI. Taken into consideration are factors that have helped CEL-SCI survive in times when it was financially extremely weak, such as: willingness to accept salary cuts, willingness not to be paid at all for extended time periods, and in general an attitude that helped CEL-SCI survive during financially difficult times. For example, Geert Kersten, Maximilian de Clara and Patricia Prichep were without any salary between September 2008 and June 2009. Other senior members took substantial salary cuts, all geared towards helping CEL-SCI survive. In all of these cases the officers continued to work without any guarantee of payment.

Long-Term Incentives

      Stock grants and option grants help to align the interests of CEL-SCI's employees with those of its shareholders. Options and stock grants are made under CEL-SCI's Stock Option, Stock Bonus and Stock Compensation Plans. Options are granted with exercise prices equal to the closing price of CEL-SCI's common stock on the day immediately preceding the date of grant, with pro rata vesting at the end of each of the following three years.

      CEL-SCI believes that grants of equity-based compensation:

     o Enhance the link between the creation of shareholder value and long-term executive incentive compensation;

     o    Provide focus, motivation and retention incentive; and

     o    Provide competitive levels of total compensation.

      CEL-SCI's management believes that the pricing for biotechnology stocks is highly inefficient until the time of product sales. As such any long term compensation tied to progress as measured by share price is not as efficient as it should be. However, CEL-SCI's Compensation Committee has not been able to substitute a better measurement and therefore continues to believe that stock grants and option grants best align the needs of the corporation and the employee with those of the shareholders.

Benefits

      In addition to cash and equity compensation programs, executive officers participate in the health and welfare benefit programs available to other employees. In a few limited circumstances, CEL-SCI provides other benefits to certain executive officers, such as car allowances.

      All executive officers are eligible to participate in CEL-SCI's 401(k) plan on the same basis as its other employees. CEL-SCI matches 100% of each employee's contribution up to the first 6% of his or her salary.

      The following table sets forth in summary form the compensation received by (i) the Chief Executive and Financial Officer of CEL-SCI and (ii) by each other executive officer of CEL-SCI who received in excess of $100,000 during the three fiscal years ended September 30, 2012.

                                                                        All
                                                                         Other
                                                Restric-               Annual
                                                ted Stock    Option    Compen-
Name and Princi-      Fiscal  Salary    Bonus    Awards      Awards    sation
 pal Position          Year    (1)       (2)       (3)         (4)       (5)        Total
----------------      ------  ------    ------  ---------    -------   -------     -------

Maximilian de Clara,   2012  $363,000  $     --  $     --    $200,863  $102,591    $666,454
President              2011   363,000        --        --     176,709   105,226     644,935
                       2010   363,000        --        --     107,424   102,186     572,610

Geert R. Kersten,      2012  $477,924  $     --  $ 14,925    $332,027    56,935    $881,811
Chief Executive        2011   464,005        --    14,700     207,314    57,656     743,675
and Financial Officer  2010   454,009   220,995    11,025     128,909    55,309     870,247

Patricia B. Prichep    2012  $210,133  $     --  $ 12,968    $156,715  $  6,031    $385,847
Senior Vice President  2011   204,013        --    12,541      99,141     6,031     321,726
of Operations and      2010   199,898        --    11,790      64,455     6,027     282,170
Secretary

Eyal Talor, Ph.D.      2012  $259,417        --  $  9,600    $140,564  $  6,031     $415,612
Chief Scientific       2011   251,861        --     9,600     100,362     6,031      367,854
Officer                2010   239,868        --    15,623      64,455     6,027      325,973

Daniel Zimmerman,      2012  $199,058        --   $12,303    $115,354  $  6,031     $332,746
 Ph.D. Senior Vice     2011   193,260        --    11,896      98,948     6,031      310,135
President of           2010   165,800        --     9,233      64,455     5,027      244,515
Research. Cellular
Immunology

John Cipriano          2012  $184,236        --        --    $ 76,515  $     31     $260,782
Senior Vice President  2011   178,870        --        --      91,815        31      270,716
of Regulatory Affairs  2010   175,952        --        --      240,711       27      416,690


(1)  The dollar value of base salary (cash and non-cash) earned.

(2)  The dollar value of bonus (cash and non-cash) earned.

(3) During the periods covered by the table, the value of the shares of restricted stock issued as compensation for services to the persons listed in the table. In the case of all persons listed in the table, the shares were issued as CEL-SCI's contribution on behalf of the named officer to CEL-SCI's 401(k) retirement plan and restricted shares issued at the market price from the Stock Compensation Plan. The value of all stock awarded during the periods covered by the table are calculated according to ASC 718-10-30-3 which represented the grant date fair value.

(4) The fair value of all stock options granted during the periods covered by the table are calculated on the grant date in accordance with ASC 718-10-30-3 which represented the grant date fair value

(5) All other compensation received that CEL-SCI could not properly report in any other column of the table including annual contributions or other allocations to vested and unvested defined contribution plans, and the dollar value of any insurance premiums paid by, or on behalf of, CEL-SCI with respect to term life insurance for the benefit of the named executive officer, and the full dollar value of the remainder of the premiums paid by, or on behalf of, CEL-SCI and car allowances paid by CEL-SCI. Includes board of directors fees for Mr. de Clara and Mr. Kersten.

Employee Pension, Profit Sharing or Other Retirement Plans

      CEL-SCI has a defined contribution retirement plan, qualifying under
Section 401(k) of the Internal Revenue Code and covering substantially all CEL-SCI's employees. CEL-SCI's contribution to the plan is made in shares of CEL-SCI's common stock. Each participant's contribution is matched by CEL-SCI with shares of common stock which have a value equal to 100% of the participant's contribution, not to exceed the lesser of $1,000 or 6% of the participant's total compensation. CEL-SCI's contribution of common stock is valued each quarter based upon the closing price of its common stock. The fiscal 2012 expenses for this plan were $158,526. Other than the 401(k) Plan, CEL-SCI does not have a defined benefit, pension plan, profit sharing or other retirement plan.

Compensation of Directors During Year Ended September 30, 2012

                         Paid      Stock         Option
Name                    in Cash   Awards (1)     Awards (2)        Total
----                    --------  ----------     ----------        -----

Maximilian de Clara     $ 40,000    $  -         $ 200,863       $ 240,863
Geert Kersten           $ 40,000    $  -         $ 332,027       $ 372,027
Alexander Esterhazy     $ 44,000    $  -         $  87,878       $ 131,878
C. Richard Kinsolving   $ 44,000    $  -         $  85,897       $ 129,897
Peter R. Young          $ 44,000    $  -         $  77,496       $ 121,496

(1)  The fair value of stock issued for services.

(2) The fair value of options granted computed in accordance with ASC 718-10-30-3 on the date of grant which represents their grant date fair value.

     Directors' fees paid to Maximilian de Clara and Geert Kersten are also included in the Executive Compensation table.

Employment Contracts

Maximilian de Clara

      In April 2005, CEL-SCI entered into a three-year employment agreement with Maximilian de Clara, CEL-SCI's President. The employment agreement provided that CEL-SCI would pay Mr. de Clara an annual salary of $363,000 during the term of the agreement. On September 8, 2006 Mr. de Clara's Employment Agreement was amended and extended to April 30, 2010. The terms of the amendment to Mr. de Clara's employment agreement are referenced in a report on Form 8-K filed with the Securities and Exchange Commission on September 8, 2006. On August 30, 2010, Mr. de Clara's employment agreement, as amended on September 8, 2006, was extended to August 30, 2013.

      In the event that there is a material reduction in Mr. de Clara's authority, duties or activities, or in the event there is a change in the control of CEL-SCI, the agreement allows Mr. de Clara to resign from his position at CEL-SCI and receive a lump-sum payment from CEL-SCI equal to 18 months salary ($544,500) and the unvested portion of any stock options would vest immediately ($288,272). For purposes of the employment agreement, a change in the control of CEL-SCI means the sale of more than 50% of the outstanding shares of CEL-SCI's common stock, or a change in a majority of CEL-SCI's directors.

      The employment agreement will also terminate upon the death of Mr. de Clara, Mr. de Clara's physical or mental disability, the conviction of Mr. de Clara for any crime involving fraud, moral turpitude, or CEL-SCI's property, or a breach of the employment agreement by Mr. de Clara. If the employment agreement is terminated for any of these reasons, Mr. de Clara, or his legal representatives, as the case may be, will be paid the salary provided by the employment agreement through the date of termination.

Geert Kersten

     Effective September 1, 2003, CEL-SCI entered into a three-year employment agreement with Mr. Kersten. On September 1, 2006, Mr. Kersten's employment agreement was extended to September 1, 2011. On September 1, 2011 CEL-SCI extended its employment agreement with Mr. Kersten to August 31, 2016. During the term of the new employment agreement CEL-SCI will pay Mr. Kersten an annual salary of $464,004. Mr. Kersten will receive at least the same salary increases each year as do other senior executives of CEL-SCI. Increases beyond those, if any, shall be made at the sole discretion of CEL-SCI's directors.

     During the employment term, Mr. Kersten will be entitled to receive any other benefits which are provided to CEL-SCI's executive officers or other full time employees in accordance with CEL-SCI's policies and practices and subject to Mr. Kersten's satisfaction of any applicable condition of eligibility.

     If Mr. Kersten resigns within ninety (90) days of the occurrence of any of the following events: (i) a relocation (or demand for relocation) of Mr. Kersten's place of employment to a location more than thirty-five (35) miles from his current place of employment, (ii) a significant and material reduction in Mr. Kersten's authority, job duties or level of responsibility or (iii) the imposition of significant and material limitations on the Mr. Kersten's autonomy in his position, the employment agreement will be terminated.

     In the event that there is a material reduction in Mr. Kersten's authority, duties or activities, or in the event there is a change in the control of CEL-SCI, the agreement allows Mr. Kersten to resign from his position at CEL-SCI and receive a lump-sum payment from CEL-SCI equal to 24 months' salary ($955,848) and the unvested portion of any stock options would vest immediately ($823,831). For purposes of the employment agreement a change in the control of CEL-SCI means: (1) the merger of CEL-SCI with another entity if after such merger the shareholders of CEL-SCI do not own at least 50% of voting capital stock of the surviving corporation; (2) the sale of substantially all of the assets of CEL-SCI; (3) the acquisition by any person of more than 50% of CEL-SCI's common stock; or (4) a change in a majority of CEL-SCI's directors which has not been approved by the incumbent directors.

     The employment agreement will also terminate upon the death of Mr. Kersten, Mr. Kersten's physical or mental disability, willful misconduct, an act of fraud against CEL-SCI, or a breach of the employment agreement by Mr. Kersten.

     If the employment agreement is terminated for any of the foregoing, Mr. Kersten, or his legal representatives, as the case may be, will be paid the salary provided by the employment agreement through the date of termination, any options or bonus shares of CEL-SCI then held by Mr. Kersten will become fully vested and the expiration date of any options which would expire during the four year period following his termination of employment will be extended to the date which is four years after his termination of employment.

Patricia B.Prichep / Eyal Talor, Ph.D.

     On August 30, 2010, CEL-SCI entered into a three-year employment agreement with Patricia B. Prichep, CEL-SCI's Senior Vice President of Operations. The employment agreement with Ms. Prichep provides that during the term of the agreement CEL-SCI will pay Ms. Prichep an annual salary of $194,298 plus any increases approved by the Board of Directors during the period of the employment agreement.

     On August 30, 2010, CEL-SCI also entered into a three-year employment agreement with Eyal Talor, Ph.D., CEL-SCI's Chief Scientific Officer. The employment agreement with Dr. Talor provides that during the term of the a greement CEL-SCI will pay Dr. Talor an annual salary of $239,868 plus any increases approved by the Board of Directors during the period of the employment agreement.

     If Ms. Prichep or Dr. Talor resigns within ninety (90) days of the occurrence of any of the following events: (i) a relocation (or demand for relocation) of employee's place of employment to a location more than thirty-five (35) miles from the employee's current place of employment, (ii) a significant and material reduction in the employee's authority, job duties or level of responsibility or (iii) the imposition of significant and material limitations on the employee's autonomy in her or his position, the employment agreement will be terminated and the employee will be paid the salary provided by the employment agreement through the date of termination and the unvested portion of any stock options held by the employee will vest immediately.

     In the event there is a change in the control of CEL-SCI, the employment agreements with Ms. Prichep and Dr. Talor allow Ms. Prichep and/or Dr. Talor (as the case may be) to resign from her or his position at CEL-SCI and receive a lump-sum payment from CEL-SCI equal to 18 months salary ($315,200 and $389,125 respectively). In addition, the unvested portion of any stock options held by the employee will vest immediately ($574,657 and $574,657 respectively). For purposes of the employment agreements, a change in the control of CEL-SCI means:
(1) the merger of CEL-SCI with another entity if after such merger the shareholders of CEL-SCI do not own at least 50% of voting capital stock of the surviving corporation; (2) the sale of substantially all of the assets of CEL-SCI; (3) the acquisition by any person of more than 50% of CEL-SCI's common stock; or (4) a change in a majority of CEL-SCI's directors which has not been approved by the incumbent directors.

     The employment agreements with Ms. Prichep and Dr. Talor will also terminate upon the death of the employee, the employee's physical or mental disability, willful misconduct, an act of fraud against CEL-SCI, or a breach of the employment agreement by the employee. If the employment agreement is terminated for any of these reasons the employee, or her or his legal representatives, as the case may be, will be paid the salary provided by the employment agreement through the date of termination.

Compensation Committee Interlocks and Insider Participation

     CEL-SCI has a compensation committee comprised of Alexander Esterhazy,  Dr.
C. Richard Kinsolving and Dr. Peter Young, all of whom are independent directors.

     During the year ended September 30, 2012, no director of CEL-SCI was also an executive officer of another entity, which had an executive officer of CEL-SCI serving as a director of such entity or as a member of the compensation committee of such entity.

Loan from Officer and Director

     Between December 2008 and June 2009, Maximilian de Clara, CEL-SCI's President and a director, loaned CEL-SCI $1,104,057. The loan was initially payable at the end of March 2009, but was extended to the end of June 2009. At the time the loan was due, and in accordance with the loan agreement, CEL-SCI issued Mr. de Clara a warrant which entitles Mr. de Clara to purchase 1,648,244 shares of CEL-SCI's common stock at a price of $0.40 per share. The warrant is exercisable at any time prior to December 24, 2014. Although the loan was to be repaid from the proceeds of CEL-SCI's recent financing, CEL-SCI's Directors deemed it beneficial not to repay the loan and negotiated a second extension of the loan with Mr. de Clara on terms similar to the June 2009 financing. Pursuant to the terms of the second extension the note was due on July 6, 2014, but, at Mr. de Clara's option, the loan can be converted into shares of CEL-SCI's common stock. Subsequently, on May 13, 2011, the Company extended the maturity date of the note to July 6, 2015 to compensate Mr. de Clara for agreeing to subordinate his note to the convertible preferred shares and convertible debt as part of the settlement agreement. The number of shares which will be issued upon any conversion will be determined by dividing the amount to be converted by $0.40. As further consideration for the second extension, Mr. de Clara received warrants which allow Mr. de Clara to purchase 1,849,295 shares of CEL-SCI's common stock at a price of $0.50 per share at any time prior to January 6, 2015. The loan from Mr. de Clara bears interest at 15% per year and is secured by a lien on substantially all of CEL-SCI's assets. CEL-SCI does not have the right to prepay the loan without Mr. de Clara's consent.

Stock Option, Bonus and Compensation Plans

      CEL-SCI has Incentive Stock Option Plans, Non-Qualified Stock Option, Stock Bonus and Stock Compensation Plans. A summary description of these Plans follows. In some cases these Plans are collectively referred to as the "Plans".

      Incentive Stock Option Plan. The Incentive Stock Option Plans authorize the issuance of shares of CEL-SCI's common stock to persons who exercise options granted pursuant to the Plans. Only CEL-SCI's employees may be granted options pursuant to the Incentive Stock Option Plans.

      Options may not be exercised until one year following the date of grant. Options granted to an employee then owning more than 10% of the common stock of CEL-SCI may not be exercisable by its terms after five years from the date of grant. Any other option granted pursuant to the Plans may not be exercisable by its terms after ten years from the date of grant.

      The purchase price per share of common stock purchasable under an option is determined by the Committee but cannot be less than the fair market value of the common stock on the date of the grant of the option (or 110% of the fair market value in the case of a person owning more than 10% of CEL-SCI's outstanding shares).

      Non-Qualified Stock Option Plans. The Non-Qualified Stock Option Plans authorize the issuance of shares of CEL-SCI's common stock to persons that exercise options granted pursuant to the Plans. CEL-SCI's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with sale a capital-raising transaction or promoting CEL-SCI's common stock. The option exercise price is determined by CEL-SCI's Board of Directors.

     Stock Bonus Plan. Under the Stock Bonus Plans shares of CEL-SCI's common stock may be issued to CEL-SCI's employees, directors, officers, consultants and advisors, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with a capital-raising transaction or promoting CEL-SCI's common stock.

     Stock Compensation Plan. Under the Stock Compensation Plan, shares of CEL-SCI's common stock may be issued to CEL-SCI's employees, directors, officers, consultants and advisors in payment of salaries, fees and other compensation owed to these persons. However, bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction or promoting CEL-SCI's common stock.

     Other Information Regarding the Plans. The Plans are administered by CEL-SCI's Compensation Committee ("the Committee"), each member of which is a director of CEL-SCI. The members of the Committee were selected by CEL-SCI's Board of Directors and serve for a one-year tenure and until their successors are elected. A member of the Committee may be removed at any time by action of the Board of Directors. Any vacancies which may occur on the Committee will be filled by the Board of Directors. The Committee is vested with the authority to interpret the provisions of the Plans and supervise the administration of the Plans. In addition, the Committee is empowered to select those persons to whom shares or options are to be granted, to determine the number of shares subject to each grant of a stock bonus or an option and to determine when, and upon what conditions, shares or options granted under the Plans will vest or otherwise be subject to forfeiture and cancellation.

     In the discretion of the Committee, any option granted pursuant to the Plans may include installment exercise terms such that the option becomes fully exercisable in a series of cumulating portions. The Committee may also accelerate the date upon which any option (or any part of any options) is first exercisable. Any shares issued pursuant to the Stock Bonus Plan or Stock Compensation Plan and any options granted pursuant to the Incentive Stock Option Plan or the Non-Qualified Stock Option Plans will be forfeited if the "vesting" schedule established by the Committee administering the Plans at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee of CEL-SCI or the period of time a non-employee must provide services to CEL-SCI. At the time an employee ceases working for CEL-SCI (or at the time a non-employee ceases to perform services for CEL-SCI), any shares or options not fully vested will be forfeited and cancelled. At the discretion of the Committee payment for the shares of common stock underlying options may be paid through the delivery of shares of CEL-SCI's common stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of common stock may also be permitted at the discretion of the Committee.

     Options are generally non-transferable except upon death of the option holder. Shares issued pursuant to the Stock Bonus Plans will generally not be transferable until the person receiving the shares satisfies the vesting requirements imposed by the Committee when the shares were issued.

     The Board of Directors of CEL-SCI may at any time, and from time to time, amend, terminate, or suspend one or more of the Plans in any manner it deems appropriate, provided that such amendment, termination or suspension will not adversely affect rights or obligations with respect to shares or options previously granted.

Stock Options

     The following tables show information concerning the options granted during the fiscal year ended September 30, 2012, to the persons named below:

                                 Options Granted

                              Grant        Options     Price Per  Expiration
   Name                       Date         Granted       Share       Date
   -----                    --------       -------     ---------  ----------

   Maximilian de Clara      12/05/11       471,999       $0.32     12/01/16
                            05/18/12       375,000       $0.39     05/17/22

   Geert Kersten            12/05/11     1,254,400       $0.32     12/01/16
                            05/18/12       450,000       $0.39     05/17/22

   Patricia B. Prichep      12/05/11       385,200       $0.32     12/01/16
                            05/18/12       300,000       $0.39     05/17/22

   Eyal Talor, Ph.D.        12/05/11       277,733       $0.32     12/01/16
                            05/18/12       300,000       $0.39     05/17/22

   Daniel Zimmerman, Ph.D.  12/05/11       252,000       $0.32     12/01/16
                            05/18/12       225,000       $0.39     05/17/22

   John Cipriano            12/05/11        16,000       $0.32     12/01/16
                            05/18/12       225,000       $0.39     05/17/22

Options Cancelled/Expired

      The following tables show information concerning the options cancelled or expired during the fiscal year ended September 30, 2012, to the persons named below:

                                       Weighted         Weighted Average
                          Total        Average        Remaining Contractual
Employee                 Options    Exercise Price        Term (Years)
------------             -------    --------------    ---------------------

Maximilian de Clara      589,999         $1.12                 1.37

Geert Kersten          1,568,000         $1.07                 1.59

Patricia Prichep         481,500         $1.08                 1.86

Eyal Talor               347,166         $1.06                 1.99

Daniel Zimmerman         315,000         $1.05                 1.74

John Cipriano             20,000         $0.61                 2.75

Options Exercised

                        Date of        Shares Acquired         Value
        Name           Exercise         On Exercise           Realized
        ----           --------        ----------------       --------

        None

      The following lists the outstanding options held by the persons named below:

                        Shares Underlying Unexercised
                              Options Which are:
                        -----------------------------     Exercise   Expiration
 Name                   Exercisable   Unexercisable        Price         Date
 ----                   -----------   -------------     -----------   ---------

 Maximilian de Clara       50,000                           0.48       09/21/15
                          100,000                           0.58       09/12/16
                          200,000                           0.63       09/13/17
                          200,000                           0.62       03/04/18
                        1,436,250 (1)                       0.25       04/23/19
                          250,000                           0.38       07/20/19
                          166,667                           0.48       07/20/20
                           83,334                           0.69       04/14/21
                          471,999                           0.32       12/01/16
                        ---------
                        2,958,250
                                         500,000 (2)        0.38       07/06/19
                                          83,333            0.48       07/20/20
                                         166,666            0.69       04/14/21
                                         375,000            0.39       05/17/22
                                       ---------
                                       1,124,999

-------------------------------------------------------------------------------

 Geert R. Kersten        1,890,000                           0.22       04/01/13
                            50,000                           0.48       09/21/15
                           200,000                           0.58       09/12/16
                           200,000                           0.63       09/13/17
                           200,000                           0.62       03/04/18
                         1,838,609 (1)                       0.25       04/23/19
                           300,000                           0.38       07/20/19

                        Shares Underlying Unexercised
                              Options Which are:
                        -----------------------------     Exercise   Expiration
 Name                   Exercisable   Unexercisable        Price         Date
 ----                   -----------   -------------     -----------   ---------
 Geert R. Kersten (cont'd)

                          200,000                           0.48       07/20/20
                          100,000                           0.69       04/14/21
                        1,254,400                           0.32       12/01/16
                        ---------
                        6,233,009
                                        4,000,000 (2)       0.38        07/06/19
                                          100,000           0.48        07/20/20
                                          200,000           0.69        04/14/21
                                          450,000           0.39        05/17/22
                                        ---------
                                        4,750,000

-------------------------------------------------------------------------------

 Patricia B. Prichep       50,000                           0.33       04/26/15
                          243,000                           0.22       04/01/13
                          337,000                           0.22       04/01/13
                           30,000                           0.48       09/21/15
                           90,000                           0.58       09/12/16
                          100,000                           0.63       09/13/17
                          100,000                           0.62       03/04/18
                          717,096 (1)                       0.25       04/23/19
                          150,000                           0.38       07/20/19
                          100,000                           0.48       07/20/20
                           50,000                           0.69       04/14/21
                          385,200                           0.32       12/01/16
                        ---------
                        2,352,296
                                         3,000,000 (2)      0.38       07/06/19
                                            50,000          0.48       07/20/20
                                           100,000          0.69       04/14/21
                                           300,000          0.39       05/17/22
                                         ---------
                                        3,450,000

-------------------------------------------------------------------------------

 Eyal Talor, Ph.D.         50,000                           0.33       04/26/15
                          374,166                           0.22       04/01/13
                           30,000                           0.48       09/21/15
                           80,000                           0.58       09/12/16
                          100,000                           0.63       09/13/17
                          100,000                           0.62       03/04/18
                          240,820 (1)                       0.25       04/23/19
                          150,000                           0.38       07/20/19
                          100,000                           0.48       07/20/20

                        Shares Underlying Unexercised
                              Options Which are:
                        -----------------------------     Exercise   Expiration
 Name                   Exercisable   Unexercisable        Price         Date
 ----                   -----------   -------------     -----------   ---------
 Eyal Talor, Ph.D. (cont'd)

                           50,000                           0.69       04/14/21
                          277,733                           0.32       12/01/16
                        ---------
                        1,552,719
                                        3,000,000 (2)       0.38       07/06/19
                                           50,000           0.48       07/20/20
                                          100,000           0.69       04/14/21
                                          300,000           0.39       05/17/22
                                        ---------
                                        3,450,000
-------------------------------------------------------------------------------

 Daniel Zimmerman, Ph.D.   50,000                           0.33       04/16/15
                          392,000                           0.22       04/01/13
                           30,000                           0.48       09/21/15
                           60,000                           0.58       09/12/16
                           75,000                           0.63       09/13/17
                           75,000                           0.62       03/04/18
                          200,000 (3)                       0.38       07/15/14
                         100,000                            0.48       07/20/20
                           50,000                           0.69       04/14/21
                          252,000                           0.32       12/01/16
                        ---------
                        1,284,000
                                           50,000           0.48       07/20/20
                                          100,000           0.69       04/14/21
                                          225,000           0.39       05/17/22
                                         -------
                                         375,000

-------------------------------------------------------------------------------

 John Cipriano             30,000                           0.48       09/21/15
                           60,000                           0.58       09/12/16
                           75,000                           0.63       09/13/17
                           75,000                           0.62       03/04/18
                          100,000                           1.93       09/30/19
                          100,000                           0.48       07/20/20
                           50,000                           0.69       04/14/21
                           16,000                           0.32       12/01/16
                          -------
                          506,000
                                           50,000           0.48       07/20/20
                                          100,000           0.69       04/14/21
                                          225,000           0.39       05/17/22
                                          -------
                                          375,000

(1) Options awarded to employees who did not collect a salary, or reduced or deferred their salary between September 15, 2008 and June 30, 2009. For example, Mr. de Clara, Mr. Kersten and Ms. Prichep did not collect any salary between September 30, 2008 and June 30, 2009.

(2) Long-term performance options: The Board of Directors has identified the successful Phase III clinical trial for Multikine to be the most important corporate event to create shareholder value. Therefore, one third of the options can be exercised when the first 400 patients are enrolled in CEL-SCI's Phase III head and neck cancer clinical trial. One third of the options can be exercised when all of the patients have been enrolled in the Phase III clinical trial. One third of the options can be exercised when the Phase III trial is completed. The grant-date fair value of these options awarded to the senior management of the Company amounts to $3.3 million in total.

(3) Options awarded to employee during the period that he was a consultant to CEL-SCI.

      Summary. The following shows certain information as of May 1, 2013 concerning the stock options and stock bonuses granted by CEL-SCI. Each option represents the right to purchase one share of CEL-SCI's common stock.

                                  Total       Shares
                                 Shares     Reserved for            Remaining
                                Reserved    Outstanding   Shares  Options/Shares
Name of Plan                   Under Plans    Options     Issued   Under Plans
------------                   -----------  ------------  ------  --------------

Incentive Stock Option Plans   21,100,000    13,898,275      N/A     5,135,225
Non-Qualified Stock
  Option Plans (1)             57,760,000    34,547,314      N/A    16,898,072
Bonus Plans                    15,940,000       N/A       8,519,747  7,415,739
Stock Compensation Plan        13,500,000       N/A       6,886,531  6,613,469


(1) The 2013 Non-Qualified Plan was adopted by CEL-SCI's directors on December 18, 2012 and authorizes the issuance of up to 20,000,000 shares of CEL-SCI's common stock to persons that exercise options granted pursuant to the Plan. As of May 1, 2013, CEL-SCI had granted options to purchase 3,344,166 shares of its common stock under the 2013 Non-Qualified Plan. Any options granted pursuant to the 2013 Plan may not be exercised until shareholders approve the adoption of the Plan.

     Of the shares issued pursuant to CEL-SCI's Stock Bonus Plans, 2,496,078 shares were issued as part of CEL-SCI's contribution to its 401(k) plan.

      The following table shows the weighted average exercise price of the outstanding options granted pursuant to CEL-SCI's Incentive and Non-Qualified Stock Option Plans as of September 30, 2012, CEL-SCI's most recent fiscal year end. With the exception of the 2013 Non-Qualified Stock Option Plan, CEL-SCI's Incentive and Non-Qualified Stock Option Plans have been approved by CEL-SCI's shareholders.
                                                       Number of Securities
                        Number                         Remaining Available
                    of Securities                      For Future Issuance
                    to be Issued    Weighted-Average       Under Equity
                   Upon Exercise   Exercise Price of     Compensation Plans,
                   of Outstanding   of Outstanding      Excluding Securities
Plan category        Options (a)        Options        Reflected  in  Column (a)
-------------      --------------  -----------------   ----------------------

Incentive Stock
   Option Plans       10,668,275         $ 0.36              8,945,225

Non-Qualified Stock
   Option Plans       26,803,813         $ 0.42              4,888,738

Compensation Committee

      During the year ending September 30, 2012 CEL-SCI had a Compensation Committee which was comprised of Alexander Esterhazy, C. Richard Kinsolving and Peter Young. During the year ended September 30, 2012 the Compensation Committee did not formerly meet as a separate committee, but rather held its meetings in conjunction with CEL-SCI's Board of Director's meetings.

      During the year ended September 30, 2012, no director of CEL-SCI was also an executive officer of another entity, which had an executive officer of CEL-SCI serving as a director of such entity or as a member of the compensation committee of such entity.

      The following is the report of the Compensation Committee:

      The key components of CEL-SCI's executive compensation program include annual base salaries and long-term incentive compensation consisting of stock options. It is CEL-SCI's policy to target compensation (i.e., base salary, stock option grants and other benefits) at approximately the median of comparable companies in the biotechnology field. Accordingly, data on compensation practices followed by other companies in the biotechnology industry is considered.

      CEL-SCI's long-term incentive program consists exclusively of periodic grants of stock options with an exercise price equal to the fair market value of CEL-SCI's common stock on the date of grant. To encourage retention, the ability to exercise options granted under the program is subject to vesting restrictions. Decisions made regarding the timing and size of option grants take into account the performance of both CEL-SCI and the employee, "competitive market" practices, and the size of the option grants made in prior years. The weighting of these factors varies and is subjective. Current option holdings are not considered when granting options.

      In April 2005 CEL-SCI entered into a three-year employment agreement with Maximilian de Clara, CEL-SCI's President. The April 2005 employment agreement, which is essentially the same as Mr. de Clara's two prior employment agreements, provides that during the employment term CEL-SCI will pay Mr. de Clara a salary of $363,000.

      On September 8, 2006 Mr. de Clara's employment agreement was extended to April 30, 2010. Mr. de Clara's employment agreement continued on a month to month basis from April 30, 2010 until August 30, 2010 when it was extended until August 30, 2013. In extending Mr. de Clara's employment contract, CEL-SCI's Compensation Committee considered various factors, including Mr. de Clara's performance in his area of responsibility, Mr. de Clara's experience in his position, and Mr. de Clara's length of service with the Company. During the fiscal year ending September 30, 2011, the compensation paid to Mr. de Clara was based on his employment contract.

      In August 2003, CEL-SCI entered into a three-year employment agreement with Geert R. Kersten. The employment agreement, which is essentially the same as Mr. Kersten's prior employment agreement, provides that during the term of the agreement CEL-SCI will pay Mr. Kersten an annual salary of $370,585. Effective September 1, 2006 Mr. Kersten's employment agreement was extended to September 1, 2011. On September 1, 2011 Mr. Kersten's employment agreement was extended to August 31, 2016. In renewing Mr. Kersten's employment contract CEL-SCI's Compensation Committee considered various factors, including Mr. Kersten's performance in his area of responsibility, Mr. Kersten's experience in his position, and Mr. Kersten's length of service with CEL-SCI. During the fiscal year ending September 30, 2011, the compensation paid to Mr. Kersten was based on his employment contract.

      On August 30, 2010, CEL-SCI entered into a three-year employment agreement with Patricia B. Prichep, CEL-SCI's Senior Vice President of Operations. The employment agreement with Ms. Prichep provides that during the term of the agreement CEL-SCI will pay Ms. Prichep an annual salary of $194,298 plus any increases approved by the Board of Directors during the period of the employment agreement.

      On August 30, 2010, CEL-SCI also entered into a three-year employment agreement with Eyal Talor, Ph.D., CEL-SCI's Chief Scientific Officer. The employment agreement with Dr. Talor provides that during the term of the agreement CEL-SCI will pay Dr. Talor an annual salary of $239,868 plus any increases approved by the Board of Directors during the period of the employment agreement.

      During the year ending September 30, 2012, the compensation paid to CEL-SCI's other executive officers was based on a variety of factors, including the performance in the executive's area of responsibility, the executive's individual performance, the executive's experience in his or her role, the executive's length of service with CEL-SCI, the achievement of specific goals established for CEL-SCI and its business, and, in certain instances, to the achievement of individual goals.

      Financial or stockholder value performance comparisons were not used to determine the compensation of CEL-SCI' other executive officers since CEL-SCI's financial performance and stockholder value are influenced to a substantial degree by external factors and as a result comparing the compensation payable to the other executive officers to CEL-SCI's financial or stock price performance can be misleading.

      During the year ended September 30, 2012 CEL-SCI granted options for the purchase of 1,150,000 shares of CEL-SCI's common stock to CEL-SCI's executive officers. In granting the options to CEL-SCI's executive officers, the Board of Directors considered the same factors which were used to determine the cash compensation paid to such officers.

      Except as otherwise disclosed in this proxy statement, during the year ended September 30, 2012, CEL-SCI did not issue any shares of its common stock to CEL-SCI's officers or directors in return for services provided to CEL-SCI.

      The foregoing report has been approved by the members of the Compensation
Committee:

                               Alexander Esterhazy
                              C. Richard Kinsolving
                                   Peter Young

Audit Committee

      During the year ended September 30, 2012 CEL-SCI had an Audit Committee comprised of Alexander Esterhazy, C. Richard Kinsolving and Peter Young. All members of the Audit Committee are independent as independence is defined by
Section 803 of the NYSE MKT Listing Standards. Dr. Peter Young serves as the audit committee's financial expert. The purpose of the Audit Committee is to review and approve the selection of CEL-SCI's independent registered public accounting firm and review CEL-SCI's financial statements with CEL-SCI's independent registered public accounting firm.

      During the fiscal year ended September 30, 2012, the Audit Committee met four times. All members of the Audit Committee attended these meetings, with the exception of Alexander Esterhazy who was in attendance for three of these meetings.

      The following is the report of the Audit Committee:

     (1) The Audit Committee reviewed and discussed CEL-SCI's audited financial statements for the year ended September 30, 2012 with CEL-SCI's management.

     (2) The Audit Committee discussed with CEL-SCI's independent registered public accounting firm the matters required to be discussed by Statement on Accounting Standards (SAS) No. 114 "The Auditor's Communication With Those Charged With Governance".

     (3) The Audit Committee has received the written disclosures and the letter from CEL-SCI's independent registered public accounting firm required by PCAOB (Public Company Accounting Oversight Board) standards, and had discussed with CEL-SCI's independent registered public accounting firm the independent registered public accounting firm's independence; and

     (4) Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in CEL-SCI's Annual Report on Form 10-K for the year ended September 30, 2012 for filing with the Securities and Exchange Commission.

     (5) During the year ended September 30, 2012 CEL-SCI paid BDO USA LLP, CEL-SCI's independent registered public accounting firm, fees for professional services rendered for the audit of CEL-SCI's annual financial statements and the reviews of the financial statements included in CEL-SCI's 10-Q reports for the fiscal year and all regulatory filings. The Audit Committee is of the opinion that these fees are consistent with maintaining its independence from CEL-SCI.

      The foregoing report has been approved by the members of the Audit
Committee:

                             Alexander G. Esterhazy
                              C. Richard Kinsolving
                                   Peter Young

      CEL-SCI's Board of Directors has adopted a written charter for the Audit Committee, a copy of which was attached CEL-SCI's proxy statement relating to its April 15, 2011 annual meeting of shareholders.

                         PROPOSAL TO APROVE ADOPTION OF
                      2013 NON-QUALIFIED STOCK OPTION PLAN

      Shareholders are being requested to vote to approve to the adoption of CEL-SCI's 2013 Non-Qualified Stock Option Plan. CEL-SCI's employees, directors and officers, and consultants or advisors to CEL-SCI are eligible to be granted options pursuant to the 2013 Non-Qualified Plan as may be determined by CEL-SCI's Board of Directors, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

      The 2013 Non-Qualified Plan was adopted by CEL-SCI's directors on December 18, 2012 and authorizes the issuance of up to 20,000,000 shares of CEL-SCI's common stock to persons that exercise options granted pursuant to the Plan. As of March 31, 2013, CEL-SCI had granted options to purchase 3,344,166 shares of common stock under the 2013 Non-Qualified Plan. Any options granted pursuant to the 2013 Plan may not be exercised until shareholders approve the adoption of the Plan.

      The 2013 Non-Qualified Plan will function and be administered in the same manner as CEL-SCI's other Non-Qualified Plans. The Board of Directors recommends that the shareholders of CEL-SCI approve the adoption of the 2013 Non-Qualified Plan.

                    PROPOSAL TO APPROVE ADOPTION OF CEL-SCI'S
                       AMENDED AND RESTATED ARTICLES OF INCORPORATION

      CEL-SCI was incorporated in Colorado in 1983. Since its incorporation, CEL-SCI's Articles of Incorporation have been amended on over 20 occasions. The adoption of the Amended and Restated Articles of Incorporation will not add any new provisions to CEL-SCI's Articles of Incorporations, but rather will remove the following provisions which are unnecessary, outdated, or in conflict with Colorado's Business Corporation Act (the "BCA").

Article I - Period of Duration.

      This article is unnecessary since, under the BCA, corporations have perpetual existence unless a contrary provision is provided in the articles of incorporation.

Article III - Purpose.

      The BCA does not require a corporation to specify the nature of its business in the articles of incorporation.

Article VII - Share Transfer Restrictions.

      Section 7-106-208 of the BCA covers restrictions on the transfer of a corporation's shares.

      Present Article VII provides that CEL-SCI's board of directors is authorized to impose restrictions upon the transfer of any of CEL-SCI's authorized shares, or any interest therein.

      Present Article VII conflicts with Section 7-106-208 which requires that any restriction on the transfer of shares:

     o does not affect shares which were issued before the restriction became effective,

     o is not valid unless the restriction is noted on the certificate representing the shares; and

     o    must be for a reasonable purpose.

Article IX - Initial Board of Directors.

      Of the persons named as CEL-SCI's initial board of directors, only one person, Maximilian de Clara, is still a director. In addition, the BCA does not require articles of incorporation to name a corporation's directors.

Article X - Indemnification.

      This article is unnecessary since Sections 7-109-101 through 7-109-110 of the BCA provide for the indemnification of a corporation's directors.

      Present Article X is essentially the same as Sections 7-109-101 through 7-109-110, except that subpart (F) of present Article X provides in part as follows:

       "The indemnification provided by this Article X shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise."

      Subpart (F) of present Article X conflicts with Section 7-109-109, which provides that any indemnification provision in a corporation's articles of incorporation, bylaws, shareholder resolution, directors' resolution or contract cannot be inconsistent with the indemnification provisions of the BCA.

Article XI - Transactions with Interested Directors.

      Section 7-108-501 of the BCA covers conflicting interest transactions between a corporation and any director of the corporation.

      Present Article XI is essentially the same as Section 7-108-501 except in the case of loans to a director, or an entity for which the director serves as an officer or director or an entity in which the director has a financial interest. Unlike present Article XI, Section 7-108-501 prohibits:

     o a loan by a corporation to a director, or to an entity in which a director of the corporation is a director or officer or has a financial interest, until at least ten days after written notice of the proposed authorization of the loan has been given to the shareholders who would be entitled to vote if the issue of the loan was submitted to a vote of the shareholders, and

     o a personal loan to a director by a corporation which is required to file 10-K or 10-Q reports with the Securities and Exchange Commission.

Article XII - Voting of Shareholders.

      Sections 7-107-201 through 7-107-209 of the BCA govern procedures for voting at shareholder meetings.

      Present Article XII provides as follows:

      "With respect to any action to be taken by shareholders of this corporation, a vote or concurrence of the holders of a majority of the outstanding shares of the shares entitled to vote thereon, or of any class or series, shall be required."

      Present Article XII conflicts with Section 7-107-207 (2) which provides that if the BCA requires voting by two or more voting groups on a matter, action on the matter is taken only when voted upon by each of those voting groups counted separately.

      Present Article XII also conflicts with:

       Section 7-107-209 (4) which provides:

      "In an election of directors, that number of candidates equaling the number of directors to be elected, having the highest number of votes cast in favor of their election, are elected to the board of directors."

      and

      Section 7-108-108 (3) which provides:

      "A director may be removed only if the number of votes cast in favor of removal exceeds the number of votes cast against removal..."

      In addition, present Article XII does not address the following provisions of the BCA which govern procedures for voting at shareholder meetings:

      7-107-201 - Shareholders' list for meeting

      7-107-202 - Voting entitlement of shares

      7-107-203 - Proxies

      7-107-204 - Shares held by nominees

      7-107-205 - Corporation's acceptance of votes

      7-107-206 - Quorum and voting requirements for voting groups

      7-107-208 - Greater quorum or voting requirements

      7-107-209 - Voting for directors - cumulative voting

      If the Amended and Restated Articles are adopted, action on any matter, other than the election of directors, will be approved if the votes cast favoring the action exceed the votes cast opposing the action.

Article XIII - Incorporator.

      Pursuant to Section 7-110-102 of the BCA, the name and address of the incorporator are no longer necessary after a corporation's articles of incorporation have been filed.

      In addition to the foregoing, the adoption of the Amended and Restated Articles of Incorporation will eliminate seven amendments which were filed to define the rights and preferences of various series of preferred stock previously sold by CEL-SCI. As of the date of this proxy statement, no preferred shares were outstanding as all previously issued preferred shares have either been converted into shares of CEL-SCI's common stock or have been redeemed. Since no preferred shares are outstanding, the adoption of the Amended and Restated Articles will eliminate these seven amendments.

      Shareholders are requested to approve CEL-SCI's Amended and Restated Articles of Incorporation in the form attached.

                PROPOSAL TO APPROVE A REVERSE SPLIT OF CEL-SCI'S
            COMMON STOCK, SHOULD THE BOARD OF DIRECTORS BELIEVE THIS
             TO BE IN THE BEST INTERESTS OF CEL-SCI'S SHAREHOLDERS,
                       IN A RATIO THAT WILL BE DETERMINED
                        BY CEL-SCI'S BOARD OF DIRECTORS.

     Stockholders are being requested to approve a reverse split of the outstanding shares of the Company's common stock by a ratio that will be determined by the Company's Board of Directors, provided that, in any case, the reverse split ratio will not be greater than 10 for 1. The Company's Board of Directors has not made any determination as to whether it will actually proceed with a reverse split of the Company's common stock; it is only seeking the shareholders' approval for such a step at this time. The Company's Directors believe that, since it is not possible to predict future market conditions, it would be in the best interests of the stockholders to adopt a reverse split of the Company's outstanding common stock that allows the Board of Directors to determine whether or not to proceed with a stock split and if so, to determine the ratio of the stock split. The proposed reverse stock split would combine a whole number of outstanding shares of the Company's common stock into one share of common stock, thus reducing the number of outstanding shares without any corresponding change in the Company's par value. As a result, the number of shares of the Company's common stock owned by each stockholder would be reduced in the same proportion as the reduction in the total number of shares outstanding, so that the percentage of the outstanding shares owned by each stockholder would remain unchanged.

     The Company's Board of Directors reserves the right, even after stockholder approval, to forego the reverse stock split if it determines such action is not in the Company's best interests or the best interests of the Company's stockholders. In fact, in prior years the Board of Directors had received shareholder permission to proceed with a reverse split, but elected not to move forward with it. If the reverse split is abandoned, the Board of Directors may again seek stockholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable at that time. If the reverse stock split is adopted, there will be no change in the number of authorized shares of the Company's common stock. The primary reason for the reverse split stock is to increase the trading price of the Company's common stock, by reducing the number of the Company's outstanding shares, and increasing the number of shares the Company can issue in the future.

     The Board of Directors believes that the low trading price of the Company's common stock prevents many persons from investing in the Company. The Company's Board of Directors believes that the current low market price for the Company's common stock has had a negative effect on the marketability of the Company's outstanding shares for several reasons. First, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that function to make the handling of lower-priced stocks unattractive to brokers from an economic standpoint. Additionally, because brokers' commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of the common stock can result in an individual shareholder paying transaction costs that represent a higher percentage of total share value than would be the case if our share price were substantially higher. This factor may also limit the willingness of institutions to purchase our stock. The Board believes that the anticipated higher market price resulting from a Reverse Stock Split could enable institutional investors and brokerage firms with such policies and practices to invest or handle trading in our common stock. Second, analysts and brokers at many brokerage firms are prohibited from recommending, or are reluctant to recommend, lower-priced stocks to their clients. Third, the Company's low share price may create the impression that the Company is not credible.

     The Company's Board of Directors believes that increasing the per share market price of the Company's common stock may encourage greater interest in the Company and enhance the acceptability and marketability of the Company's common stock to the financial community and investing public. As of March 31, 2013, the Company had 309,234,293 outstanding shares of common stock, which is more than many other biotechnology and life science companies that are comparable in size. A reverse stock split would reduce the number of shares outstanding to a number that is more comparable with those of similar biotechnology and life science companies and more appropriate to the size and scope of the Company's current business.

     While the Company expects that the reverse stock split will increase the market price of its common stock, the Company cannot guarantee that the reverse stock split will increase the market price of its common stock by a multiple equal to the reverse split ratio, or result in any permanent increase in the market price, which can be dependent upon many factors, including the Company's business and financial performance and prospects. Should the market price decline after the reverse stock split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the reverse stock split. In some cases the stock price of companies that have adopted reverse stock splits has subsequently declined to pre-reverse split levels. Accordingly, the Company cannot assure its shareholders that the market price of its common stock immediately after the effective date of the reverse stock split will be maintained for any period of time, or that the reverse stock split will not have an adverse effect on the Company's stock price. A reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in the Company's overall market capitalization. If the per share price does not increase proportionately as a result of the reverse stock split, the Company's overall market capitalization will be reduced.

     The Company's Articles of Incorporation provide that the Company is presently authorized to issue 600,000,000 shares of common stock. The reverse split, if adopted, would not change the number of shares of common stock which the Company is authorized to issue. However, a reverse split would reduce the number of the Company's outstanding shares, which would enable the Company to issue more shares than it would be able to issue if the reverse split was not adopted.

     Notwithstanding that above, as of the date of this proxy statement, the Company did not have any definitive agreements, arrangements, plans, intentions or commitments, written or oral, with any person to sell or issue any additional shares of its common stock, whether for cash or otherwise, except for the Company's obligation to issue common stock upon the exercise of outstanding options and warrants or the conversion of notes.

      Even a reverse stock split in the maximum range (10 for 1) would only eliminate 75 shareholders of record since, according to the records of the Company's transfer agent, only 75 shareholders own less than 10 shares.

      The Company would still have approximately 1,400 shareholders of record after the reverse stock split and would continue to be registered under Section 12 of the Securities Exchange Act of 1934.

      Any fractional shares resulting from the reverse stock split will be rounded to the nearest whole share.

      The Company's Board of Directors recommends that stockholders vote FOR this proposal.

PROPOSAL TO AMEND CEL-SCI'S ARTICLES OF INCORPORATION SUCH THAT CEL-SCI WOULD BE AUTHORIZED TO ISSUE 800,000,000 SHARES OF COMMON STOCK

     CEL-SCI is presently authorized to issue 600,000,000 shares of common stock. As of May 1, 2013, CEL-SCI had 309,234,293 outstanding shares of common stock. Approximately 151,700,000 additional shares could be issued upon the conversion of outstanding promissory notes, the payment of interest or principal on the promissory notes, or the exercise of outstanding options and warrants.

     Due to the lack of any significant revenues, CEL-SCI has relied upon proceeds from the private sales of its common stock, as well as securities convertible into common stock, to meet its funding requirements.

     CEL-SCI needs to increase its authorized shares of common stock to accommodate the additional shares which may be issued if all outstanding options, warrants and convertible securities were exercised or converted and to allow CEL-SCI to raise additional capital through the sale of common stock or securities convertible into common stock.

      Although CEL-SCI will be required to fund its operations through the sale of its securities until significant revenues are generated from the commercial sale of its products, as of the date of this proxy statement, CEL-SCI did not have any definitive agreements, arrangements, plans, intentions or commitments, written or oral, with any person to sell or issue any additional shares of its common stock, whether for cash or otherwise, except for CEL-SCI's obligation to issue common stock upon the exercise of outstanding options and warrants or the conversion of notes.

      If this proposal is not adopted, it may not be possible to raise the funds needed to complete CEL-SCI's Phase III trial for Multikine.

        CEL-SCI's Board of Directors reserves the right, even after stockholder approval, to forego increasing CEL-SCI's authorized capitalization if it determines such action is not in CEL-SCI's best interests or the best interests of CEL-SCI's stockholders.

                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Board of Directors has selected BDO USA, LLP, an independent registered public accounting firm, to audit the books and records of CEL-SCI for the fiscal year ending September 30, 2013. BDO USA served as CEL-SCI's independent registered public accounting firm for the fiscal year ended September 30, 2012. A representative of BDO USA is expected to be present at the shareholders' meeting.

     BDO USA, LLP served as CEL-SCI's auditors for the years ended September 30, 2012 and 2011. The following table shows the aggregate fees billed to CEL-SCI during these years by BDO USA, LLP:

                                                Year Ended September 30,
                                                  2012            2011
                                                  ----            ----

Audit Fees                                     $289,000         $237,835
Audit-Related Fees                                   --               --
Tax Fees                                             --               --
All Other Fees                                       --            4,370

     Audit fees represent amounts billed for professional services rendered for the audit of CEL-SCI's annual financial statements, including the audit of internal control over financial reporting, the reviews of the financial statements included in CEL-SCI's 10-Q reports for the fiscal year, and all regulatory filings. All other fees represent amounts paid to BDO USA, LLP for their work on an application for a PPACA grant applied for by CEL-SCI. Before BDO USA, LLP was engaged by CEL-SCI to render audit or non-audit services, the engagement was approved by CEL-SCI's audit committee. CEL-SCI's Board of Directors is of the opinion that all fees charged by BDO USA, LLP are consistent with BDO USA, LLP maintaining its independence from CEL-SCI.

      The board of directors recommends that the shareholders of CEL-SCI approve its selection of BDO USA, LLP as CEL-SCI's independent public accounting firm to audit the books and records of CEL-SCI for the year ending September 30, 2012.

                   AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

      CEL-SCI's Annual Report on Form 10-K for the year ending September 30, 2012 will be sent to any shareholder of CEL-SCI upon request. Requests for a copy of this report should be addressed to the Secretary of CEL-SCI at the address provided on the first page of this proxy statement.

                              SHAREHOLDER PROPOSALS

      Any shareholder proposal which may properly be included in the proxy solicitation material for the annual meeting of shareholders following CEL-SCI's year ending September 30, 2013 must be received by the Secretary of CEL-SCI no later than January 31, 2014.

                                     GENERAL

     The cost of preparing, printing and mailing the enclosed proxy, accompanying notice and proxy statement, and all other costs in connection with solicitation of proxies will be paid by CEL-SCI including any additional solicitation made by letter, telephone or telegraph. Failure of a quorum to be present at the meeting will necessitate adjournment and will subject CEL-SCI to additional expense. CEL-SCI's annual report, including financial statements for the 2012 fiscal year, is available on CEL-SCI's website (www.celsci.com).

     CEL-SCI's Board of Directors does not intend to present and does not have reason to believe that others will present any other items of business at the annual meeting. However, if other matters are properly presented to the meeting for a vote, the proxies will be voted upon such matters in accordance with the judgment of the persons acting under the proxies.


          Please complete, sign and return the attached proxy promptly.

                               CEL-SCI CORPORATION

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION


     1. The domestic entity name for the Corporation is CEL-SCI Corporation

     2. The principal office address of the Corporation's principal office is:

               8229 Boone Blvd. #802
               Vienna, VA 22182

     3.  The  registered   agent  name  and  registered  agent  address  of  the
Corporation are:

               The Corporation Company
               1675 Broadway, Suite 1200
               Denver, CO 80202

     4. The classes of shares and number of shares of each class that the Corporation is authorized to issue are as follows:

The authorized capital stock of the Corporation shall consist of 600,000,000 shares of common stock, $0.01 par value, and 200,000 shares of preferred stock, $0.01 par value. The preferred stock can be issued from to time, in one or more series, as determined by this Corporation's Board of Directors. The designations, powers, rights, preferences, qualifications, restrictions and limitations of each series of preferred stock shall be established from time to time by the Corporation's Board of Directors, in accordance with Colorado law.

     5. Cumulative voting shall not be allowed in elections of directors or for any purpose.

     6. No holders of shares of capital stock of the Corporation shall be entitled, as such, to any preemptive or preferential right to subscribe to any unissued stock or any other securities which the Corporation may now or hereafter be authorized to issue.

     7. The presence in person, or by proxy, of one-third of the votes entitled to be cast on any matter by a voting group at any shareholders' meeting constitutes a quorum of that voting group for action on that matter.

     8. No director of the Corporation shall have liability to the Corporation or to its stockholders or to other security holders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provisions shall not eliminate or limit the liability of a director to the Corporation or to its shareholders or other security holders for monetary damages for: (i) any breach of the director's duty of loyalty to the Corporation or to its shareholders or other security holders; (ii) acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of the law by such director; (iii) acts by such director as specified by Colorado law; or (iv) any transaction from which such director derived an improper personal benefit.

      The word "director" shall include at least the following, unless limited by Colorado law: an individual who is or was a director of the Corporation and an individual who, while a director of a Corporation is or was serving at the Corporation's request as a director, officer, partner, trustee, employee or agent of any other foreign or domestic corporation or of any partnership, joint venture, trust, other enterprise or employee benefit plan. A director shall be considered to be serving an employee benefit plan at the Corporation's request if his duties to the Corporation also impose duties on or otherwise involve services by him to the plan or to participants in or beneficiaries of the plan. To the extent allowed by Colorado law, the word "director" shall also include the heirs and personal representatives of all directors.

                              CEL-SCI CORPORATION                         PROXY
             This Proxy is solicited by CEL-SCI's Board of Directors

The undersigned stockholder of CEL-SCI acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held June 25, 2013, 10:30 a.m. local time, at 4820-C Seton Drive, Baltimore, MD 21215, and hereby appoints Maximilian de Clara and Geert R. Kersten with the power of substitution, as Attorneys and Proxies to vote all the shares of the undersigned at said annual meeting of stockholders and at all adjournments thereof, hereby ratifying and confirming all that said Attorneys and Proxies may do or cause to be done by virtue hereof. The above named Attorneys and Proxies are instructed to vote all of the undersigned's shares as follows:

Directons to the Annual Meeting can be found at www.cel-sci.com/ annual_meeting.html

The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2-6.

   (1) to elect the persons who shall constitute CEL-SCI's Board of Directors for the ensuing year

 [ ] FOR all nominees listed below             [ ] WITHHOLD AUTHORITY to vote
     (except as marked as to contrary to below)    for all nominees listed below

(INSTRUCTION TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH NOMINEE'S NAME IN THE LIST BELOW)

Nominees:  Maximilian de Clara,    Geert R. Kersten,    Alexander G.  Esterhazy,
                   C. Richard Kinsolving,      Peter R. Young

   (2)  To approve the adoption of CEL-SCI's 2013  Non-Qualified  Stock Option
        Plan.
                   [ ] FOR       [ ] AGAINST     [ ]  ABSTAIN

   (3) To approve the adoption of CEL-SCI's Amended and Restated Articles of Incorporation.

                   [ ] FOR       [ ] AGAINST     [ ]  ABSTAIN

   (4) Subject to the determination of CEL-SCI's directors that a reverse split would be in the best interest of CEL-SCI's shareholders, to approve a reverse split of CEL-SCI's common stock, provided that, in any case, the reverse split ratio will not be greater than 10 for 1. A condition of the reverse stock split is that the ratio of the reverse split will be determined by CEL-SCI's Board of Directors. The Board of Directors may elect not to proceed with a stock split without further action by the shareholders.

                   [ ] FOR       [ ] AGAINST     [ ]  ABSTAIN

   (5) Subject to the determination of CEL-SCI's directors that an increase in CEL-SCI's authorized capital would be in the best interest of CEL-SCI's shareholders, to approve an amendment to CEL-SCI's Articles of Incorporation such that CEL-SCI would be authorized to issue up to 800,000,000 shares of common stock. The Board of Directors may elect not to proceed with increasing CEL-SCI's authorized capital without further action by the shareholders.

                   [ ] FOR       [ ] AGAINST     [ ]  ABSTAIN

   (6) To ratify the appointment of BDO USA, LLP as CEL-SCI's independent registered public accounting firm for the fiscal year ending September 30, 2013.

                   [ ] FOR       [ ] AGAINST     [ ]  ABSTAIN

     To transact such other business as may properly come before the meeting.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DISCRETION IS INDICATED, THIS PROXY WILL BE VOTED IN FAVOR OF ALL NOMINEES TO THE BOARD OF DIRECTORS AND ITEMS 2 THROUGH 6.

                                       Dated this _____ day of __________ 2013.



                                            --------------------------------
                                                     (Signature)


                                            --------------------------------
                                                    (Print Name)

Please sign your name exactly as it appears on your stock certificate. If shares are held jointly, each holder should sign. Executors, trustees, and other fiduciaries should so indicate when signing.

Please Sign, Date and Return this Proxy so that your shares may be voted at the meeting.

           Send the proxy statement by regular mail, email, or fax to:

                               CEL-SCI Corporation
                              Attn: Gavin de Windt
                             8229 Boone Blvd., #802
                                Vienna, VA 22182
                               Phone: 703-506-9460
                                Fax: 703-506-9471
                           Email: gdewindt@cel-sci.com

     IMPORTANT ANNUAL STOCKHOLDERS' MEETING INFORMATION -- YOUR VOTE COUNTS!


Stockholder Meeting Notice

     Important Notice Regarding the Availability of Proxy Materials for the CEL-SCI Corporation Stockholder Meeting to be Held on June 25, 2013.

________________________________________________________________________________

     Under new Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

     This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement, annual report and letter to shareholders are available at:

                           www.envisionreports.com/CVM

    Easy Online Access -- A Convenient Way to View Proxy Materials and Vote When you go online to view materials, you can also vote your shares.

      Step 1:  Go  to   www.envisionreports.com/CVM  to  view  the materials.
      Step 2:  Click on Cast Your Vote or Request Materials.
      Step 3:  Follow the  instructions on the screen to log in.
      Step 4:  Make your selection as instructed on each screen to select delivery  preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

          Obtaining a Copy of the Proxy Materials - If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 15, 2013 to facilitate timely delivery.

Stockholder Meeting Notice

CEL-SCI Corporation's Annual Meeting of Stockholders will be held at 4820-C Seton Drive, Baltimore, MD 21215, on June 25, 2013, at 10:30 a.m. local time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommends that you vote FOR the following proposals:

     1. To elect the persons who shall constitute CEL-SCI's Board of Directors for the ensuing year. 01- Maximilian de Clara 02- Geert R. Kersten 03-Alexander G. Esterhazy 04- C. Richard Kinsolving 05- Peter R. Young

     2.   To approve the adoption of CEL-SCI's 2013  Non-Qualified  Stock Option
          Plan.

     3. To approve adoption of CEL-SCI's Amended and Restated Articles of Incorporation.

     4. Subject to the determination of CEL-SCI's directors that a reverse split would be in the best interest of CEL-SCI's shareholders, to approve a reverse split of CEL-SCI's common stock. provided that, in any case, the reverse split ratio will not be greater than 10 for 1. A condition of the reverse stock split is that the ratio of the reverse split will be determined by CEL-SCI's Board of Directors. The Board of Directors may elect not to proceed with a stock split without further action by the shareholders.

     5. Subject to the determination of CEL-SCI's directors that an increase in CEL-SCI's authorized capital would be in the best interest of CEL-SCI's shareholders, to approve an amendment to CEL-SCI's Articles of Incorporation such that CEL-SCI would be authorized to issue up to 800,000,000 shares of common stock. The Board of Directors may elect not to proceed with increasing CEL-SCI's authorized capital without further action by the shareholders.

     6. To ratify the appointment of BDO USA, LLP as CEL-SCI's independent registered public accounting firm for the fiscal year ending September 30, 2013.

To transact such other business as may properly come before the meeting.

PLEASE NOTE - YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Directions   to  attend   the   meeting   can  be  found  on  our   website   at
http://www.cel-sci.com/annual_meeting.html.

--------------------------------------------------------------------------------

     Here's how to order a copy of the proxy materials and select a future delivery preference:

     Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

     Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below.

     If you request an email copy of current materials you will receive an email with a link to the materials.

     PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.


          _ Internet - Go to www.envisionreports.com/CVM. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

          _ Telephone - Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

          _ Email - Send email to investorvote@computershare.com with "Proxy Materials CEL-SCI Corporation" in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

               To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 31, 2013.